AMENDMENT TO MERGER AGREEMENT


         Entered into this 1st day of May, 1996, this Amendment ("Amendment") to the Merger Agreement among RCM TECHNOLOGIES, INC., SORT ACQUISITION CORP., THE CONSORTIUM OF MARYLAND, INC. and PETER KAMINSKY, dated as of April 23, 1996 ("Merger Agreement") shall amend the Merger Agreement in the following manner:

         1. Section 1(b) of the Merger Agreement shall be amended to restate the definition of "Closing Financial Statements" as "Unaudited Financial Statements of Acquiree for the interim period from January 1, 1996 through April 30, 1996."

         2. Section 2.2(b) of the Merger Agreement shall be amended by adding the following sentence to the bottom of Section 2.2(b): "Subsequent to delivery of the Merger Shares into escrow pursuant to Section 2.3, of the amounts paid to Shareholder under subsection (ii), Shareholder shall pay from such amount to Acquiree $140,000 to satisfy such outstanding amount which Shareholder owes to Acquiree as of the Closing Date. In the event there is insufficient immediately available funds to satisfy such obligation, then Acquiree shall deliver to RCM for cancellation that amount of Merger Shares which has a valuation equal to such insufficient amount needed to satisfy such obligation."
     3. Section 2.2(c) of the Merger Agreement shall be amended to delete the following language: "and excluding any receivables owed to the Acquiree by the Shareholder or any other affiliated party".

  4. Section 6(k) of the Merger Agreement shall be amended and restated in the following manner: "Upon completion of the transactions as contemplated by this Agreement, Acquiree shall be responsible for the payment and filing of any final tax returns or other obligations incurred in connection with the termination of Acquiree's S-Corporation status and that the Shareholder's obligation is limited to the payment of his personal taxes incurred as a consequence of the operation of Acquiree prior to the termination of its S-Corporation status.

         5. Section 7.1 of the Merger Agreement shall be amended to delete "May 1, 1996" and add the following in lieu of such deletion "May 2, 1996, however, for accounting purposes, with effect as of May 1, 1996".

         Except as amended hereby, the provisions of the Merger Agreement shall remain unchanged and in full force and effect.



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         IN WITNESS WHEREOF,  the parties hereto have executed this Amendment as of the day and year first above written.

RCM TECHNOLOGIES, INC.


By:___________________________________
Name:
Title:

SORT ACQUISITION CORP.


By:___________________________________
Name:
Title:

THE CONSORTIUM OF MARYLAND, INC.


By:___________________________________
Name:
Title:


                             --------------------------------------
                                 PETER KAMINSKY